Exhibit 5.1

Lifezone Metals Limited	Email KSorbie@applebyglobal.com
2nd Floor, St. George’s Court, Upper Church Street	Direct Dial +44 (0)1624 647 656 Tel +44 (0)1624 647 647
Douglas,	Your Ref
Isle of Man,	Appleby Ref 462870.0001/JT/KS
IM1 1EE

22 April 2026

Isle of Man Office	Lifezone Metals Limited, with company number 020550V (the “Company”)

Appleby (Isle of Man) LLC	1. INTRODUCTION
33-37 Athol Street
Douglas Isle of Man IM1 1LB Tel +44 (0)1624 647 647 applebyglobal.com IsIsle of Man Managing Partner Mark Holligon	This opinion as to Isle of Man law is addressed to you in connection with the registered direct offering of 6,900,000 ordinary shares of par value $0.0001 per share in the Company (the Ordinary Shares) to be issued and sold by the Company pursuant to the Company’s existing Registration Statement (File No. 333-281189) on Form F-3, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC on 16 August 2024, and the base prospectus, dated 16 August 2024 and the prospectus supplement thereto dated 22 April 2026 (the "Prospectus Supplement") to be filed with the SEC.

Isle of Man Partners Simon Harding	Unless otherwise defined in this opinion, capitalised terms have the meanings assigned to them in the Prospectus Supplement.
Claire Milne
Charles Davies	2. OUR REVIEW
Caren Pegg

Juan Thornley
Garry Manley
Tom Brook
Claire Corkish
Keira Gorle

Appleby (Isle of Man) LLC (the Legal
Practice) is a limited liability company
with company number 000944L
incorporated in the Isle of Man with its registered office at 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB. “Partner” is a title referring to a member or employee of the Legal
Practice. A list of such persons can
be obtained from your relationship
partner.

For the purposes of giving this opinion we have examined and relied upon the Prospectus Supplement and the documents referred to in Part 1 of Schedule 1. We have not examined any other documents, even if they are referred to in the Prospectus Supplement

For the purposes of giving this opinion we have carried out the Company Search (as defined below) and the Litigation Search (as defined below) described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and, in particular, we have not investigated or verified any matter of fact or representation (whether set out in the Prospectus Supplement or elsewhere) other than as expressly stated in this opinion.

3. Applicable Law

We do not purport to be experts on or generally familiar with or qualified to express legal opinions on any laws other than the laws of the Isle of Man and accordingly we express no opinion on the laws of any other jurisdiction. Our opinion is limited to, and should be construed in accordance with, the present laws of the Isle of Man, the present practice of the Isle of Man Courts and facts and circumstances known to us and subsisting at the date of this opinion. We assume no obligation to review or update this opinion if applicable law or existing facts or circumstances should change.

Bermuda  ■  British Virgin Islands  ■ Cayman Islands  ■  Guernsey  ■  Hong Kong  ■  Isle of Man  ■  Jersey  ■  Mauritius   ■  Seychelles  ■   Shangha

4.	LIMITATIONS

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters.

We consent to the inclusion of this opinion as an exhibit to the Company's Form 6-K to be filed with the SEC, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

A copy of this opinion may be provided for the purpose of information only (a) where required by law or judicial process and (b) to the Addressees’ affiliates, professional advisers, auditors, insurers and regulators.

5.	ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (the “Assumptions”), which we have not verified, and subject to the reservations set out in Schedule 3 (the “Reservations”).

6.	OPINIONs

We are of the opinion that:

Incorporation: The Company is a company limited by shares incorporated and existing under the laws of the Isle of Man and is a separate legal entity.

Legality of Ordinary Shares: When issued and paid for pursuant to the terms of the minutes and the resolutions described under paragraphs 2 and 3 of Part 1 of Schedule 1 in accordance with the Documents and entered in the register of members of the Company, the Ordinary Shares will be legally issued, fully paid and non-assessable.

Winding Up and Litigation: According to the Searches (as defined below):

(a)	there is no material pending litigation against the Company; and

(b)	the Company has not taken any corporate action nor have any steps been taken or legal proceedings been started by or against the Company for the liquidation, winding-up, striking off, dissolution or reorganisation of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

Yours faithfully

/s/ Appleby (Isle of Man) LLC
Appleby (Isle of Man) LLC

Bermuda  ■  British Virgin Islands  ■ Cayman Islands  ■  Guernsey  ■  Hong Kong  ■  Isle of Man  ■  Jersey  ■  Mauritius   ■  Seychelles  ■   Shanghai

Schedule 1

Part 1

Documents Examined

1.	A copy of the certificate of incorporation, amended and restated memorandum and articles of association of the Company and other documents on the file of the Company at the Isle of Man Companies Registry (the “Registry”) as revealed by the Company Search.

2.	A copy of the unanimous written resolutions of the directors of the Company dated 22 April 2026 containing resolutions approving, among other things, the allotment and issue of the Ordinary Shares.

3.	A copy of the minutes of the pricing committee of the Company dated 21 April 2026 containing resolutions approving, amongst other things, the execution and performance of the Prospectus Supplement and the allotment and issue of the Ordinary Shares,

(the documents at paragraphs 2 and 3 above are referred to as the Resolutions).

4.	A copy of the New York law governed purchase agreement dated 22 April 2026 between the Company and one or more institutional purchasers, pursuant to which the Company will issue and sell the Ordinary Shares.

5.	A copy of the results of the Litigation Search.

6.	A copy of the results of the Company Search.

7.	A copy of the registered agent’s certificate addressed to us dated 22 April 2026 identifying, among other things, the directors of the Company issued by ZEDRA Fiduciary Services (IOM) Limited who, according to the Company Search, is the registered agent of the Company (the “Certificate”).

Part 2

Searches

1.	A search of the entries and filings shown and available for inspection in respect of the Company on the file maintained at the Registry carried out on 22 April 2026 (the “Company Search”).

2.	A search of the entries and filings shown and available for inspection in respect of the Company at the Rolls Office of the High Court of Justice in the Isle of Man (the “Rolls Office”) as revealed by a search conducted on 22 April 2026 (the “Litigation Search”).

(The Company Search and the Litigation Search are together referred to as the “Searches”)

Bermuda  ■  British Virgin Islands  ■ Cayman Islands  ■  Guernsey  ■  Hong Kong  ■  Isle of Man  ■  Jersey  ■  Mauritius   ■  Seychelles  ■   Shanghai

Schedule 2

Assumptions

We have assumed on the date of this opinion and at all other relevant times:

1.	that no Ordinary Shares will be issued at a discount to nominal value;

2.	(i) that any originals of documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

3.	that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

4.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Isle of Man in respect of matters upon which we have expressly opined) made in the Prospectus Supplement and any correspondence submitted to us;

5.	that: (i) the resolutions described in the minutes described under paragraph 3 of Part 1 of Schedule 1 and resolutions described under paragraph 2 of Part 1 of Schedule 1 (collectively, the “Resolutions”); (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and the memorandum and articles of association of the Company in effect at the time when the Resolutions were passed; (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (iv) the directors of the Company concluded that issue of the Ordinary Shares is bona fide in the best interests of the Company;

6.	that no circumstances exist which would have any adverse implications in relation to the opinions expressed in this opinion by reason of fraud, misrepresentation, mistake, undue influence, any bribe or corrupt conduct, or breach of any fiduciary duty owed to the Company;

7.	that the issue of the Ordinary Shares does not conflict with or breach any economic or other sanctions imposed by any applicable treaty, law, order or regulation of any jurisdiction outside of the Isle of Man;

8.	that the information disclosed by the Searches is accurate and complete in all respects and such information has not since the date of the Searches been materially altered;

9.	that all information required to be filed with or delivered to the Registry in respect of the Company has been so filed or delivered at the time of the Company Search, and that the public records did not fail to disclose any resolutions passed by the Company or any other actions taken by, or events relating to, the Company which give rise to a requirement for the Company or any other person to deliver any forms or documents to the Registry for filing;

Bermuda  ■  British Virgin Islands  ■ Cayman Islands  ■  Guernsey  ■  Hong Kong  ■  Isle of Man  ■  Jersey  ■  Mauritius   ■  Seychelles  ■   Shanghai

10.	the accuracy of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;

11.	that the details and statements contained in the Certificate are accurate and correct as at the date of this opinion;

12.	that the applicable agreement governing the issue of the Ordinary Shares, and all rights and obligations arising under it, constitutes, legal, valid, binding and enforceable rights and obligations in accordance with its governing law and under any other applicable law (other than Isle of Man law); and

13.	that the choice of laws as the governing law of the applicable agreement governing the issue of the Ordinary Shares has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than the Isle of Man).

14.	that, insofar as any obligation under the applicable agreement governing the issue of the Ordinary Shares is to be performed by any of the parties to it in any jurisdiction outside of the Isle of Man, its performance will be legal and effective in accordance with the laws of that jurisdiction and that no provision of the laws of any jurisdiction to which they are subject or in which they are respectively constituted and established will be contravened by the execution and delivery of the applicable agreement governing the issue of the Ordinary Shares or the performance of the obligations or assumption and exercise of the rights contained therein.

Reservations

Our opinion is subject to the following:

1.	Enforcement: Where any obligation of any person is to be performed in any jurisdiction outside of the Isle of Man, such obligation may not be enforceable under the law of the Isle of Man to the extent that such performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction.

2.	Reference to foreign law: To the extent that any document makes reference to foreign statutes, regulations or codes, we express no opinion upon the meaning or effect of such provisions or the impact upon this opinion generally or as to the availability in the Isle of Man of any remedies which are available in other jurisdictions.

3.	Law not fact: Save as otherwise specifically stated in this opinion, this opinion addresses law and not fact.

4.	Company Search: The Company Search only reveals documentation which has been delivered to and processed by the Registry and placed on the Company's company file and does not reveal any documentation which has been delivered to the Registry for registration but which has not yet been placed on the Company's company file. Additionally, the record may be incomplete due to filing of the appropriate document having been overlooked or the time limit for the filing of the document not having yet expired.

5.	Litigation Search: The Litigation Search at the Rolls Office is a manual search and cannot be relied upon to reveal whether or not a particular entity is a party to litigation in the Isle of Man. Notwithstanding this, a search at the Rolls Office is the only means of checking whether or not an entity is a party to litigation in the Isle of Man.

Bermuda  ■  British Virgin Islands  ■ Cayman Islands  ■  Guernsey  ■  Hong Kong  ■  Isle of Man  ■  Jersey  ■  Mauritius   ■  Seychelles  ■   Shanghai

5